Exhibit 99.1

NEWS COPY FOR IMMEDIATE RELEASE	INFORMATION CONTACT: Kelly Wetzler (314) 746-2217

VIASYSTEMS ANNOUNCES FIRST QUARTER 2013 RESULTS

ST. LOUIS, May 9, 2013 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the first quarter ended March 31, 2013.

Highlights

•	Net sales were $272.9 million in the quarter ended March 31, 2013, a year-over-year increase of 4.1%, and sequentially flat with the immediately preceding quarter.

•	Giving pro forma effect to the May 2012 acquisition of DDi Corp., net sales for the quarter ended March 31, 2013, declined 17.5% year-over-year.

•

Operating income in the quarter ended March 31, 2013 was $2.6 million, or 0.9% of net sales, and includes special charges for approximately $5 million of manufacturing inefficiencies and net start-up costs of the company’s Guangzhou, China facility following a September 2012 fire.

•

Adjusted EBITDA in the quarter ended March 31, 2013 was $29.5 million, or 10.8% of net sales, compared with $33.1 million, or 12.6% of net sales, in the quarter ended March 31, 2012, and compared with $29.1 million, or 10.6% of net sales, in the immediately preceding quarter. Adjusted EBITDA for the quarters ended March 31, 2013 and December 31, 2012 has not been adjusted to exclude net expenses of approximately $5 million and $7—$9 million, respectively, related to the Guangzhou fire.

•	U.S. GAAP loss per basic and diluted share was $(0.67) for the quarter ended March 31, 2013, on approximately 20 million average shares outstanding.

•

Adjusted EPS was a loss of $(0.39) for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended March 31, 2012 and December 31, 2012, was $0.32 and $(0.40), respectively. Adjusted EPS for the quarters ended March 31, 2013 and December 31, 2012 has not been adjusted to exclude net expenses of approximately $5 million and $7—$9 million, respectively, related to the Guangzhou fire.

“While the resulting net sales and earnings for our first quarter of 2013 were in line with our stated expectations,” noted Viasystems’ CEO David M. Sindelar, “our Guangzhou, China operations struggled to recover from last year’s fire as quickly as we had planned. The shortfall in earnings from the Guangzhou operations was offset by reduced variable expenses such as travel and incentive compensation in the quarter.”

“In terms of our end markets,” continued Mr. Sindelar, “the prolonged recovery period for our Guangzhou factory capacity continued to be the most significant contributing factor to the declines in pro forma year-over-year net sales to our automotive, and computer and datacommunications customers. The primary reason for the decline in our pro forma year-over-year net sales of industrial & instrumentation products related to the decision by a significant wind energy customer to replace our product with their internal manufacturing resources. Sequentially, we did not see any significant changes in trends, though we have kept close watch on potential impacts of the U.S. government’s sequestration, as well as general market conditions domestically, in Europe and in China.”

“Looking ahead,” continued Mr. Sindelar, “I continue to feel bullish about our global capabilities and our ability to react to market conditions. With that said, our primary areas of focus in the coming months will be i) getting the Guangzhou order book refilled and ii) accelerating the qualification of new opportunities for our Assembly segment to replace the vacated wind energy net sales. At this point, we are expecting only modest sequential improvement for our second quarter compared to our first quarter, but we continue to hear from industry analysts and customers that the second half of 2013 should strengthen.”

Financial Results

The company reported net sales of $272.9 million for the three months ended March 31, 2013. The year-over-year increase of 4.1% was primarily the result of the company’s acquisition of DDi Corp. on May 31, 2012. Sequentially, net sales were flat in comparison to the fourth quarter of 2012. Giving pro forma effect to the May 2012 acquisition of DDi Corp., net sales for the quarter declined 17.5% year-over-year. The pro forma year-over-year decline was driven in part by capacity limitations in the company’s Guangzhou, China facility as it recovered from a September 2012 fire, in part by selling price reductions related to reduced materials costs, and in part by reduced market demand. The reduction in net sales was experienced in each of the company’s end markets, with the exception of the military and aerospace end market.

Cost of goods sold (excluding items shown separately in the statement of operations) as a percent of net sales was 80.3% for the quarter ended March 31, 2013, compared to 80.5% in the corresponding quarter a year ago, and compared to 79.9% in the immediately preceding quarter ended December 31, 2012. Sequential improvement in cost of goods sold in the company’s Guangzhou, China facility were offset by i) seasonal inefficiencies related to the extended new year holiday period in China and ii) product mix changes in the company’s domestic operations.

Operating income was $2.6 million, or 0.9% of net sales, in the three months ended March 31, 2013, compared with $5.2 million, or 2.0% of net sales, for the first quarter of 2012, and compared with $1.0 million, or 0.4% of net sales, for the three months ended December 31, 2012. Operating income in the current period includes special charges of approximately $5 million related to manufacturing inefficiencies and net start-up costs of the company’s Guangzhou, China facility following the September 2012 fire.

Adjusted EBITDA, on a non-GAAP basis, was $29.5 million, or 10.8% of net sales, for the three months ended March 31, 2013, compared with $33.1 million, or 12.6% of net sales, for the first quarter of 2012, and compared with $29.1 million, or 10.6% of net sales, for the three months ended December 31, 2012. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release. Adjusted EBITDA for the quarters ended March 31, 2013 and December 31, 2012 have not been adjusted to exclude net expenses of approximately $5 million and approximately $7-$9 million, respectively, related to the Guangzhou fire.

For the three months ended March 31, 2013, net loss was $(13.3) million, of which $(13.5) million was attributable to common stockholders, and resulted in $(0.67) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended March 31, 2013 was a loss of $(0.39). A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the first quarter of 2013 were $241.0 million and $3.7 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $213.1 million and $7.0 million, respectively, for the first quarter of 2012, and compared with Printed Circuit Boards segment net sales and operating income of $236.8 million and $2.3 million, respectively, for the quarter ended December 31, 2012. Sequential Printed Circuit Boards net sales growth of 1.8%, compared to the immediately-preceding quarter ended December 31, 2012, was primarily the result of growth in each of the company’s automotive, industrial & instrumentation, and telecommunications end markets, partially offset by a decline in net sales to computer and datacommunications customers.

Net sales and operating loss in the company’s Assembly segment for the first quarter of 2013 were $31.9 million and $(1.0) million, respectively, compared with Assembly segment net sales and operating loss of $49.0 million and $(0.8) million, respectively, for the first quarter of 2012 and compared with Assembly segment net sales and operating loss of $36.8 million and $(0.8) million, respectively, for the quarter ended December 31, 2012. The sequential and year-over-year declines were each caused primarily by reduced demand from the company’s industrial & instrumentation end market.

Pro Forma Information

The company’s net sales of $272.9 million for the quarter ended March 31, 2013 declined by approximately 17.5% compared to approximately $331.0 million pro forma combined net sales of Viasystems and DDi for the three months ended March 31, 2012, which included approximately $68.9 million of net sales by DDi. Year-over-year pro forma declines in sales of printed circuit board products to customers in the automotive, industrial & instrumentation, and computer and datacommunications end markets were partially offset by an increase in pro forma net sales to telecommunications customers.

Cash and Working Capital

Cash and cash equivalents at March 31, 2013 were $83.6 million, compared with $74.8 million at December 31, 2012. Cash provided by operating activities during the three months ended March 31, 2013 was $29.1 million. The company’s cash cycle metric of 35.9 days at March 31, 2013 was in line with expectations.

During the three months ended March 31, 2013, capital expenditures were $20.3 million, compared to $22.4 million spent in the same quarter in the prior year, and compared to $27.2 million spent during the immediately-preceding fourth quarter of 2012. During the quarter ended March 31, 2013, approximately $9.0 million of capital expenditures were incurred in connection with relocation of facilities, replacement of fire-damaged equipment and other special projects.

Financing activities during the quarter ended March 31, 2013 included approximately $0.3 million to make scheduled mortgage payments. In connection with the annual renewal of its credit facility in China, the company paid-down and then re-established a $10 million loan during the quarter ended March 31, 2013. Cash, together with available and unused credit facilities at March 31, 2013, exceeded $187.8 million.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, May 9, 2013. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 46454261. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth, any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2013, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 14,400 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net sales	$272,940	$273,604	$262,089
Operating expenses:
Cost of goods sold, exclusive of items shown separately	219,058	218,588	211,057
Selling, general and administrative	27,693	29,105	21,492
Depreciation	21,958	22,188	17,006
Amortization	1,678	1,678	388
Restructuring and impairment	—	1,032	6,987

Operating income	2,553	1,013	5,159
Other expense (income):
Interest expense, net	11,199	11,403	7,352
Amortization of deferred financing costs	725	723	504
Other, net	748	339	224

(Loss) income before income taxes	(10,119)	(11,452)	(2,921)
Income taxes	3,163	3,046	2,216

Net (loss) income	$(13,282)	$(14,498)	$(5,137)

Less:
Net income attributable to noncontrolling interest	173	70	(495)

Net (loss) income attributable to common stockholders	$(13,455)	$(14,568)	$(4,642)

Basic (loss) earnings per share	$(0.67)	$(0.73)	$(0.23)

Diluted (loss) earnings per share	$(0.67)	$(0.73)	$(0.23)

Basic weighted average shares outstanding	19,994,820	19,994,820	19,984,414

Diluted weighted average shares outstanding	19,994,820	19,994,820	19,984,414

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$83,609	$74,816
Accounts receivable, net	179,255	183,148
Inventories	109,045	111,029
Prepaid expenses and other	39,117	38,838

Total current assets	411,026	407,831
Property, plant and equipment, net	425,849	427,968
Goodwill and other noncurrent assets	267,936	270,382

Total assets	$1,104,811	$1,106,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,250	$12,250
Accounts payable	165,448	161,890
Accrued and other liabilities	90,491	90,812

Total current liabilities	268,189	264,952
Long-term debt, less current maturities	563,038	563,446
Other non-current liabilities	51,431	45,926

Total liabilities	882,658	874,324

Total stockholders’ equity	222,153	231,857

Total liabilities and stockholders’ equity	$1,104,811	$1,106,181

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$29,130	$10,262

Cash flows from investing activities:
Capital expenditures	(20,250)	(22,366)
Proceeds from disposals of property	215	51
Acquisition of remaining interest in joint venture	—	(1,111)

Net cash used in investing activities	(20,035)	(23,426)

Cash flows from financing activities:
Repayments of borrowings under mortgages, capital leases and credit facilities, net of borrowings	(302)	—
Financing and other fees	—	(271)

Net cash provided by (used in) financing activities	(302)	(271)

Net change in cash and cash equivalents	8,793	(13,435)
Beginning cash	74,816	71,281

Ending cash	$83,609	$57,846

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2013		December 31, 2012		March 31, 2012(a)
Net sales by segment
Printed Circuit Boards (a)	$241.0	88%	$236.8	87%	$213.1	81%
Assembly	31.9	12%	36.8	13%	49.0	19%

	$272.9	100%	$273.6	100%	$262.1	100%

(a)	Excludes $68.9 net sales by DDi Corp. during the three months ended March 31, 2012.

	Percentage of Pro Forma(b) Net Sales			PF(b) Net Sales Change
	Three Months Ended			Sequential: 1Q13 vs 4Q12	Year/Year: 1Q13 vs 1Q12
	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Pro forma(b) net sales by end market
Automotive	29%	28%	32%	3%	(26%)
Industrial & Instrumentation	25%	26%	26%	(2%)	(21%)
Computer and Datacommunications	18%	18%	18%	(2%)	(18%)
Telecommunications	16%	16%	14%	(1%)	(4%)
Military and Aerospace	12%	12%	10%	0%	0%

	100%	100%	100%	0%	(18%)

(b)	Includes the effects of $68.9 net sales by DDi Corp. during the three months ended March 31, 2012.

	1Q13	4Q12	3Q12	2Q12(c)	1Q12
Working capital metrics
Days’ sales outstanding	59.1	60.2	59.0	58.8	63.4
Inventory turns	8.0	7.9	8.8	8.0	7.5
Days’ payables outstanding	68.0	66.7	66.1	70.0	79.7
Cash cycle (days)	35.9	39.3	33.7	33.8	32.0

(c)	Adjusted for the effects of working capital acquired from DDi Corp.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Operating income	$2.6	$1.0	$5.2
Add-back:
Depreciation and amortization	23.6	23.9	17.4
Non-cash stock compensation expense	3.2	2.7	2.5
Costs relating to acquisitions and equity registrations	0.1	0.5	1.0
Restructuring and impairment	—	1.0	7.0

Adjusted EBITDA	$29.5	$29.1	$33.1

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net loss attributable to common stockholders (GAAP)	$(13,455)	$(14,568)	$(4,642)
Adjustments:
Non-cash stock compensation expense	3,207	2,673	2,521
Amortization	2,403	2,401	892
Costs related to acquisitions and equity registrations	124	512	1,012
Restructuring and impairment	—	1,032	6,987
Non-cash interest	—	—	399
Special income tax items	(29)	—	(683)
Income tax effects of adjustments	(43)	(32)	—

Adjusted net (loss) income attributable to common stockholders	$(7,793)	$(7,982)	$6,486

Diluted weighted average shares outstanding	19,994,820	19,994,820	20,172,532

Diluted loss per share (GAAP)	$(0.67)	$(0.73)	$(0.23)

Adjusted EPS	$(0.39)	$(0.40)	$0.32